Exhibit 99.1

PRESS RELEASE

US $

Resolute Reports Preliminary First Quarter 2020 Results

•	Q1 GAAP net loss of $1 million / $0.01 per share

•	Adjusted EBITDA of $32 million

•	Completed acquisition of three U.S. South sawmills

•	Operating all segments as essential services, adjusting to economic slowdown

MONTRÉAL, CANADA, April 30, 2020 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported a net loss for the quarter ended March 31, 2020, of $1 million, or $0.01 per share, compared to net income of $42 million, or $0.45 per diluted share, in the same period in 2019. Sales were $689 million in the quarter, a decrease of $106 million from the year-ago period. Excluding special items, the company reported a net loss of $29 million, or $0.33 per share, compared to net income of $30 million, or $0.32 per diluted share, in the first quarter of 2019.

“The first quarter’s results reflect a resurgence in market prices for lumber that began late in 2019 together with lower maintenance costs in pulp and paper, but they were unfavorably affected by lower newsprint prices,” said Yves Laflamme, president and chief executive officer. “The tissue business is progressing well in the current context as we grow our customer base with the increase in demand and we demonstrate our products and capabilities. While we continue to operate across all of our business segments, we’ve had to take a number of measures in the face of the dramatic reduction in economic activity due to the coronavirus pandemic, such as reducing our operational footprint to demand levels consistent with essential needs, drawing on our credit facilities to keep higher levels of cash, reducing SG&A expenses and suspending or deferring capital spending. We are well-positioned financially and operationally to face this challenge, but this situation contains a very high degree of uncertainty and the extent of the potential consequences are impossible to predict.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Operating Income Variance Against Prior Period

Consolidated

The company reported an operating loss of $8 million in the first quarter, compared to $69 million in the fourth quarter of 2019. The narrower loss reflects costs incurred in the fourth quarter with the indefinite idling of the Augusta (Georgia) mill ($31 million), as well as a $31 million improvement in other manufacturing costs, mostly for maintenance. The overall impact of transaction pricing was unfavorable ($4 million), due to weaker newsprint prices despite higher prices for wood products, while the market pulp and tissue segments contributed to the overall improvement in volume ($3 million).

Market Pulp

The operating loss in the market pulp segment narrowed to $3 million in the quarter, an improvement of $15 million from the previous quarter. This reflects a reduction in manufacturing costs of $18 million, which includes lower maintenance as a result of less spending and the timing of the Saint-Félicien (Quebec) outage in the previous quarter. Accordingly, the operating cost per unit (or, the “delivered cost”) fell by $68 per metric ton, or 10%, compared to the fourth quarter. Shipments were 10,000 metric tons higher, but the average transaction price slipped by $16 per metric ton. After two negative quarters, EBITDA in the segment improved to $3 million. Finished goods inventory remained low for the third consecutive quarter, ending at 69,000 metric tons.

Tissue

The tissue segment reported its first operating income quarter since the start-up of the tissue machine in Calhoun (Tennessee), at $2 million, which is an improvement of $3 million over the fourth quarter. The better performance is due to a 22% increase in shipments (5,000 short tons), even as prices continued to trend upward on improving customer mix. The delivered cost also improved, falling by a further $66 per short ton, or 4%. Segment EBITDA was $6 million.

Wood Products

Operating income in the wood products segment was $5 million in the quarter, a $10 million improvement from the fourth quarter. The improvement reflects a $29 per thousand board foot increase in the average transaction price, or 8%, and the positive contribution from the U.S. sawmills acquired on February 1. Shipments were 53 million board feet higher as a result of the added capacity and stronger market conditions, despite rail blockades in Canada and the economic fallout of the unfolding coronavirus pandemic. The delivered cost was essentially unchanged in the quarter, at $380 per thousand board feet. Excluding the recently-acquired U.S. sawmills, the company recorded approximately 70 million board feet of downtime in the quarter, which is consistent with the fourth quarter. EBITDA in the segment improved by $12 million, to $16 million.

Newsprint

The newsprint segment incurred an operating loss of $6 million in the quarter, down from breakeven in the previous quarter. The average transaction price fell by $36 per metric ton, with most of the decline in export markets, and shipments slipped by 11,000 metric tons. Lower maintenance costs helped to partially offset this impact, contributing to a $16 per metric ton improvement in the delivered cost. Ending finished goods inventory was unchanged in the quarter. EBITDA declined by $7 million, to breakeven.

Specialty Papers

Operating income in the specialty papers segment was $3 million in the quarter, an improvement of $4 million from the previous quarter. This is due to lower maintenance costs and higher generation from internal power assets, which together helped to reduce the delivered cost by $40 per short ton. But the favorable impact was partially offset by a $15 per short ton reduction in the average transaction price. Shipments were essentially unchanged, but finished goods inventory rose to 49,000 short tons by quarter-end due to better productivity. The segment generated EBITDA of $14 million, a $4 million improvement from the previous quarter.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company reported an operating loss of $8 million in the first quarter compared to operating income of $64 million in the first quarter of 2019. Lower selling prices in the pulp and paper segments had an unfavorable impact of $112 million, which was only partially offset by the $38 million reduction in manufacturing costs. Adjusted EBITDA in the first quarter was $72 million lower than the first quarter of 2019.

Corporate and Finance

On February 1, the company completed the acquisition from Conifex Timber Inc. of three sawmills in the U.S. South for $175 million, including estimated working capital. The three sawmills, with combined production capacity of 550 million board feet, are located in Cross City (Florida), and Glenwood and El Dorado (Arkansas). The El Dorado facility has been idled since before the announcement of the acquisition, and Glenwood has been operating on a scaled-back operating schedule.

The company used $49 million of cash in operating activities in the first quarter, including a $31 million increase in raw materials inventory with the seasonal build-up of logs ahead of the spring break-up. It drew $180 million in ten-year term loans under its existing senior secured credit facility to finance the acquisition of the U.S. sawmills. The interest rate on the loans is a floating rate currently around 2%, net of the expected patronage dividend.

The company also drew $189 million from existing credit facilities to build an immediately-available cash cushion and also to fund short-term working capital requirements. Accordingly, total debt increased by $372 million, to $821 million at quarter-end, or $705 million on a net debt basis. The company’s liquidity was $349 million at the end of the quarter: $116 million of cash and $233 million of availability under existing credit facilities.

The company made $15 million in softwood lumber duty deposits in the quarter, for a cumulative total of $177 million, and capital expenditures of $21 million.

In March, the company announced that its board of directors authorized the repurchase of up to 15% of the company’s common stock for aggregate consideration of up to $100 million. The program has no set time limit, and follows the expiration of the recently-exhausted $150 million program in place since 2012. While the company’s immediate priorities are expected to remain focused on managing liquidity, over time the program will be available for the company to act opportunistically to return capital to shareholders when conditions are right.

Outlook

Concerning the coronavirus pandemic, Mr. Laflamme added: “Governments across North America have recognized the importance of the forest products sector in the fight against the coronavirus pandemic. Resolute manufactures a number of key products, including: lumber for our infrastructure, now and in the economic recovery to come; pulp for producing personal care products, food protective papers and medical supplies used by our healthcare professionals on the front lines; bath tissue and paper towels to meet our basic needs for cleanliness and comfort; and newsprint and other papers, helping keep us all informed, the world over. As we navigate these highly uncertain times, our short-term priorities will be focused on:

•	Operating our assets in accordance with rigorous protocols around health and safety, including the special measures we’ve put in place to minimize the spread of the virus at all of our locations;

•	Closely managing sources of liquidity and developing opportunities to access additional liquidity, should it be required;

•	Working with all levels of government in the regions where we operate to support a speedy economic recovery;

•	Closely monitoring the growing risk around credit exposure with some of our customers;

•	Advocating with regulators to minimize the risk of rising pension contributions should financial markets remain depressed and interest rates low;

•	Adjusting capacity dynamically based on rapidly-changing conditions; and

•	Keeping tight control on SG&A expenses and reducing capital spending by about 30%.”

Turning to the business outlook, Mr. Laflamme continued: “The pandemic created more uncertainty, starting in China, in the slowly improving market conditions for pulp, causing prices to slip in the new year. But again, global demand seems resilient, as higher-quality tissue demand outpaces the reduction in printing and writing end-uses, which makes us cautiously optimistic for sustained volume and improving pricing. Today we continue to operate our sawmills at levels consistent with the tepid recovery levels of the second half of 2019 given the dramatic late-quarter slowdown in economic activity, which reversed the recently-building momentum in lumber transaction prices. Although we expect wood products to play a key role in the economic recovery as policymakers encourage an aggressive resumption of construction activity, recent projections for near-term housing starts are sobering, which could force us to take capacity measures. The integration of our recently-acquired U.S. sawmills has gotten off to a good start, and we’re making plans to bring El Dorado on-line early in 2021, subject to market conditions. In tissue, we’ve significantly reduced our finished goods inventory in the last several weeks with the increase in demand for at-home end-uses, which has given us the opportunity to place volume with new customers and to demonstrate our capabilities. We will also continue to support our customers in the away-from-home market, and we will be there for them once demand returns in restaurants, hotels, workplaces and cruise ships. The focus in our paper business will continue to be to maximize cash generation. While there are opportunities even in the current environment, some areas, particularly newsprint, will likely come under stronger pressure.”

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website. A phone replay will also be available until May 15, 2020, by dialing (800) 585-8367, conference number 7568623.

Description of Special Items

Special items	First quarter
(in millions)	2020	2019
Closure costs, impairment and other related charges	$(2)	$—
Non-operating pension and other postretirement benefit credits	(15)	(12)
Other (income) expense, net	(28)	4
Income tax effect of special items	17	(4)

Total	$(28)	$(12)

Additional Information concerning the Annual Meeting of Stockholders on May 12, 2020

As previously indicated in the company’s proxy materials, the annual meeting of stockholders will be held entirely online on May 12, 2020, at 9 a.m. (Eastern) due to the coronavirus (COVID-19) situation. Stockholders of record as of March 16, 2020, will be able to attend and participate in the online annual meeting by accessing https://web.lumiagm.com/172118479. To join the annual meeting, stockholders will need to enter their 11- or 13-digit control number and the following password: resolute2020.

If you hold shares of common stock indirectly through a broker, bank or similar institution (referred to as an “intermediary institution”), you are a “street name” holder, and the Notice of Internet Availability was sent to you by the intermediary institution through which you hold your shares. If you provide specific voting instructions by mail, telephone or the Internet, your intermediary institution will vote your shares as you have directed. You are also invited to attend the online annual meeting at https://web.lumiagm.com/172118479. However, since you are not a stockholder of record, you may not vote your shares during the online meeting unless you request and obtain, in advance of the meeting, a legal proxy from your intermediary institution. If you obtain a legal proxy from your intermediary institution, you must contact Resolute’s transfer agent at proxy@astfinancial.com or help@astfinancial.com, or by telephone at 1 877 283-0324, to secure a proxy card with the 11-digit control number along with the above password in order to vote and ask questions during the meeting. If you do not have a valid control number, you will be able to join as a guest and listen to the meeting only; you will not be able to vote or submit questions during the meeting.

The company strongly encourages all stockholders to vote their shares as early as possible prior to the annual meeting. Stockholders who join the virtual meeting will be able to ask questions during the meeting. In order to facilitate the process, you may forward your questions in advance to ir@resolutefp.com, and the company will respond to as many appropriate questions as time permits during the meeting, to the extent relevant to the business of the meeting. Please make sure your email clearly identifies your name and whether you are a stockholder.

Please monitor the “Annual Meeting of Stockholders” page under the “Investors” section of www.resolutefp.com for any further updates or additional information relating to the virtual meeting.

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries, “we,” “our,” “us” or the “company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements included in the Outlook section of this press release and statements relating to the impact of the coronavirus or COVID-19 pandemic and resulting economic conditions on our business, results of operations and market price of our securities, and to our: efforts and initiatives to reduce costs, increase revenues, improve profitability; business and operating outlook; future pension obligations; assessment of market conditions; growth strategies and prospects, and the growth potential of the company and the industry in which we operate; liquidity; future cash flows, including as a result of the changes to our pension funding obligations; estimated capital expenditures; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “see,” “anticipate,” “continue,” “attempt,” “project,” “progress,” “build,” “plan,” “grow” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations, and performance to differ materially from those expressed or implied in this press release and the earnings conference call and webcast referred to above include, but are not limited to, the impact of: the coronavirus or COVID-19 pandemic and resulting economic conditions, developments in non-print media, and the effectiveness of our responses to these developments; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the anticipated benefits of acquisitions, such as our entry into wood manufacturing in the U.S. and tissue production and sales, or divestitures or other strategic transactions or projects, including loss of synergies following business divestitures; uncertainty or changes in political or economic conditions in the United States, Canada or other countries in which we sell our products, including the effects of pandemics; global economic conditions; the highly cyclical nature of the forest products industry; any difficulties in obtaining timber or wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; physical and financial risks associated with global, regional, and local weather conditions, and climate change; any disruption in operations or increased labor costs due to labor disputes or occupational health and safety issues; difficulties in our employee relations or in employee attraction or retention; disruptions to our supply chain, operations, or the delivery of our products, including due to public health epidemics; disruptions to our information technology systems including cybersecurity incidents; risks related to the operation and transition of legacy system applications; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to our pension plans, including as a result of any increase in the amount by which they are underfunded; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; the terms of our outstanding indebtedness, which could restrict our current and future operations; changes relating to LIBOR, which could impact our borrowings under our credit facilities; losses that are not covered by insurance; any shutdown of machines or facilities, restructuring of operations or sale of assets resulting in any additional closure costs and long-lived asset impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets; our exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas, or other trade remedies or restrictions; countervailing and anti-dumping duties on imports to the U.S. of the vast majority of our softwood lumber products produced at our Canadian sawmills; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls, or other laws relating to our international sales and operations; adverse outcomes of legal proceedings, claims and governmental inquiries, investigations, and other disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended December 31, 2019, which have been heightened by the COVID-19 pandemic, including related governmental responses and economic impacts, market disruptions and changes in consumer habits and which should be read in conjunction with the COVID-19 risk factor update included on the Form 8-K filed April 30, 2020.

All forward-looking statements in this press release and in the conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred to above and in the company’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products, newsprint and specialty papers, which are marketed in close to 70 countries. The company owns or operates some 40 facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit www.resolutefp.com for more information.

Contacts

Investors Remi G. Lalonde Senior Vice President and Chief Financial Officer 514 394-2345 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions of U.S. dollars, except per share amounts)

	Three months
	ended March 31,
	2020	2019
Sales	$689	$795
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	524	554
Depreciation and amortization	42	40
Distribution costs	99	100
Selling, general and administrative expenses	34	37
Closure costs, impairment and other related charges	(2)	—

Operating (loss) income	(8)	64
Interest expense	(9)	(9)
Non-operating pension and other postretirement benefit credits	15	12
Other income (expense), net (1)	28	(4)

Income before income taxes	26	63
Income tax provision	(27)	(21)

Net (loss) income including noncontrolling interest	(1)	42
Net income attributable to noncontrolling interest	—	—

Net (loss) income attributable to Resolute Forest Products Inc.	$(1)	$42

Net (loss) income per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$(0.01)	$0.45
Diluted	$(0.01)	$0.45

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	88.1	92.4
Diluted	88.1	93.9

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions of U.S. dollars)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$116	$3
Accounts receivable, net:
Trade	299	273
Other	72	76
Inventories, net	560	522
Other current assets	37	33

Total current assets	1,084	907

Fixed assets, net	1,583	1,459
Amortizable intangible assets, net	47	48
Deferred income tax assets	816	915
Operating lease right-of-use assets	61	61
Other assets	268	236

Total assets	$3,859	$3,626

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$328	$342
Current portion of long-term debt	2	1
Current portion of operating lease liabilities	8	8

Total current liabilities	338	351

Long-term debt, net of current portion	819	448
Pension and other postretirement benefit obligations	1,343	1,460
Operating lease liabilities, net of current portion	54	57
Other liabilities	71	75

Total liabilities	2,625	2,391

Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,804	3,802
Deficit	(1,246)	(1,245)
Accumulated other comprehensive loss	(1,181)	(1,179)
Treasury stock at cost	(144)	(144)

Total Resolute Forest Products Inc. shareholders’ equity	1,233	1,234

Noncontrolling interest	1	1

Total equity	1,234	1,235

Total liabilities and equity	$3,859	$3,626

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions of U.S. dollars)

	Three months
	ended March 31,
	2020	2019
Cash flows from operating activities:
Net (loss) income including noncontrolling interest	$(1)	$42
Adjustments to reconcile net (loss) income including noncontrolling interest to net cash (used in) provided by operating activities:
Share-based compensation	3	2
Depreciation and amortization	42	40
Deferred income taxes	27	21
Net pension contributions and other postretirement benefit payments	(33)	(26)
Loss (gain) on translation of foreign currency denominated deferred income taxes	69	(19)
(Gain) loss on translation of foreign currency denominated pension and other postretirement benefit obligations	(82)	20
Net planned major maintenance amortization (payments)	6	(2)
Changes in working capital:
Accounts receivable	(20)	6
Inventories	(29)	(47)
Other current assets	(6)	(7)
Accounts payable and accrued liabilities	(18)	(6)
Other, net	(7)	(1)

Net cash (used in) provided by operating activities	(49)	23

Cash flows from investing activities:
Cash invested in fixed assets	(21)	(26)
Acquisition of business, net of cash acquired (2)	(174)	—
Decrease in countervailing duty cash deposits on supercalendered paper	—	1
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber	(15)	(14)
Decrease in countervailing duty cash deposits on uncoated groundwood paper	—	6
Other investing activities, net	4	—

Net cash used in investing activities	(206)	(33)

Cash flows from financing activities:
Net borrowings under revolving credit facilities	189	—
Proceeds from long-term debt	180	—
Repayments of debt	(1)	(225)

Net cash provided by (used in) financing activities	368	(225)

Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(3)	1

Net increase (decrease) in cash and cash equivalents, and restricted cash	$110	$(234)
Cash and cash equivalents, and restricted cash:
Beginning of period	$42	$345

End of period	$152	$111

Cash and cash equivalents, and restricted cash at period end:
Cash and cash equivalents	$116	$69
Restricted cash (included in “Other current assets”)	$—	$1
Restricted cash (included in “Other assets”)	$36	$41

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended March 31, 2020	Operating loss	Net loss
(Unaudited, in millions of U.S. dollars, except per share amounts)			EPS
GAAP, as reported	$(8)	$(1)	$(0.01)
Adjustments for special items:
Closure costs, impairment and other related charges	(2)	(2)	(0.02)
Non-operating pension and other postretirement benefit credits	—	(15)	(0.17)
Other income, net	—	(28)	(0.32)
Income tax effect of special items	—	17	0.19

Adjusted for special items	$(10)	$(29)	$(0.33)

Three months ended March 31, 2019	Operating income	Net income
(Unaudited, in millions of U.S. dollars, except per share amounts)			EPS
GAAP, as reported	$64	$42	$0.45
Adjustments for special items:
Non-operating pension and other postretirement benefit credits	—	(12)	(0.13)
Other expense, net	—	4	0.04
Income tax effect of special items	—	(4)	(0.04)

Adjusted for special items	$64	$30	$0.32

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interest to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended March 31, 2020 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net (loss) income including noncontrolling interest	$(3)	$2	$5	$(6)	$3	$(2)	$(1)
Interest expense						9	9
Income tax provision						27	27
Depreciation and amortization	6	4	11	6	11	4	42

EBITDA	$3	$6	$16	$—	$14	$38	$77
Closure costs, impairment and other related charges						(2)	(2)
Non-operating pension and other postretirement benefit credits						(15)	(15)
Other income, net						(28)	(28)

Adjusted EBITDA	$3	$6	$16	$—	$14	$(7)	$32

Three months ended March 31, 2019 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interest	$42	$(8)	$6	$28	$15	$(41)	$42
Interest expense						9	9
Income tax provision						21	21
Depreciation and amortization	5	5	8	7	10	5	40

EBITDA	$47	$(3)	$14	$35	$25	$(6)	$112
Non-operating pension and other postretirement benefit credits						(12)	(12)
Other expense, net						4	4

Adjusted EBITDA	$47	$(3)	$14	$35	$25	$(14)	$104

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	Other income (expense), net includes foreign exchange gain of $23 million and foreign exchange loss of $4 million for the three months ended March 31, 2020 and 2019, respectively.

2.

On February 1, 2020 (or, the “Acquisition Date”), we acquired from Conifex Timber Inc. all of the equity securities and membership interests in certain of its subsidiaries, the business of which consists mainly in the operation of three sawmills and related assets in Cross City (Florida) and in Glenwood and El Dorado (Arkansas) (or, the “U.S. Sawmill Business”). The U.S. Sawmill Business acquired produces construction-grade dimensional lumber and decking products from locally sourced southern yellow pine for distribution within the U.S.

The fair value of the consideration, paid in cash at the Acquisition Date, for the U.S. Sawmill Business acquired was $175 million, subject to post-closing working capital adjustments.

This acquisition will diversify our lumber production, and increase our operating capacity in the U.S. South.

RESOLUTE FOREST PRODUCTS INC.

Note to the Reconciliations of Non-GAAP Measures

1.

Operating income (loss), net income (loss) and net income (loss) per share (or, “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization (or, “EBITDA”), and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products, newsprint and specialty papers) in accordance with the Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles (or, “GAAP”).

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our Consolidated Statements of Operations, adjusted for items such as closure costs, impairment and other related charges that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our Consolidated Statements of Operations, adjusted for the same special items applied to operating income (loss), in addition to non-operating pension and other postretirement benefit costs and credits, other income and expense, net, and the income tax effect of special items.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interest from the Consolidated Statements of Operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interest from the Consolidated Statements of Operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

Liquidity is calculated as cash and cash equivalents from our Consolidated Balance Sheets, and availability under our credit facilities.

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to compare our operations and financial performance from period to period. Operating income (loss), net income (loss), and EPS, in each case as adjusted for special items, as well as EBITDA, adjusted EBITDA, and EBITDA margin are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our Consolidated Statements of Operations in our filings with the Securities and Exchange Commission.